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                                                                  Exhibit (c)(3)

                              STOCKHOLDER AGREEMENT

                  Stockholder Agreement (this "Agreement"), dated as of April 29, 1997, between GKN Powder Metallurgy Holdings, Inc., a Delaware corporation ("Purchaser") and __________ ("Stockholder").

                                   Background

                  A. Stockholder beneficially owns ______ shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), of which ______ are held of record by Stockholder and ________ are shares of Class A Common Stock issuable upon exercise of stock options held by Stockholder, and no shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), of Sinter Metals, Inc., a Delaware corporation (the "Company").

                  B. Concurrently herewith, Purchaser, GKN Power Metallurgy, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which Merger Sub has agreed to make a tender offer (the "Offer") for all outstanding shares of Common Stock at $37.00 per share (the "Offer Price"), net to the seller in cash, to be followed by a merger of Merger Sub with and into the Company.

                  C. As a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has required that Stockholder agree, and, in order to induce Purchaser to enter into the Merger Agreement, Stockholder has agreed, among other things, (i) to tender all of the shares of Class A Common Stock and Class B Common Stock now owned or which may hereafter be acquired by Stockholder (the "Shares") to Merger Sub pursuant to the Offer, (ii) to appoint Purchaser as Stockholder's proxy to vote the Shares, and (iii) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares, in each case, in accordance with the terms and conditions of this Agreement.
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In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    Agreement

                  1. Tender of Shares. Stockholder agrees to tender and sell to Merger Sub all of the Shares pursuant to and in accordance with the terms of the Offer. Stockholder agrees that Stockholder shall deliver to the depositary for the Offer, no later than the third Business Day (as defined below) following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, a letter of transmittal together with the certificates for the Shares. Notwithstanding any term of the Offer to the contrary, Stockholder agrees not to withdraw any Shares tendered into the Offer pursuant to this Section 1 during the term of this Agreement. Stockholder hereby acknowledges and agrees that Merger Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer. Stockholder hereby permits Purchaser and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), his or her identity and ownership of the Shares and the nature of his or her commitment, arrangements and understandings under this Agreement. For purposes of this Agreement, the term "Business Day" shall mean a day on which banks are not required or authorized to be closed in the City of New York.

                  2. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Purchaser's rights and privileges under this Agreement, the number and kind of the Shares and the consideration

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payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Purchaser his or her rights and privileges under this Agreement.

         3. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Purchaser as follows:

                  3.1. Title to the Shares. Stockholder is the owner (both beneficially and of record) of the Shares (which term as of the date hereof is composed of _____ shares of Class A Common Stock and no shares of Class B Common Stock), the Shares constitute all of the shares of Common Stock owned by Stockholder, and Stockholder does not have any rights of any nature to acquire any additional shares of Common Stock other than pursuant to options to purchase ______ shares of Class A Common Stock. Except for the Lock-up Agreement dated March 4, 1997 executed by Stockholder in favor of Morgan Stanley & Co. Incorporated (the restrictions of which have been waived for purposes of the Offer and the Merger) and the Stockholder Agreement dated October 18, 1994 among the Company and the stockholders listed on Exhibit A thereto, Stockholder owns all of the Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and, except as provided in this Agreement, Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 1 and 6 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Upon delivery to Purchaser by Stockholder of a certificate or certificates evidencing the Shares and payment for the Shares pursuant to the Offer, Purchaser will receive good and valid title to the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Purchaser's voting rights, charges and other encumbrances of any nature whatsoever.

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                  3.2. Authority Relative to This Agreement. Stockholder has all
necessary power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

                  3.3. No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) requirements of federal and state securities laws and (ii) requirements arising out of the HSR Act, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which any property or asset of Stockholder is bound or affected, or (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Stockholder, including the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder, including the Shares, is bound or affected, except in each case to the extent any such breach or default, whether taken singly or in the aggregate, would not have a material

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adverse effect on Stockholder or his or her ability to consummate the transactions contemplated hereby.

                  3.4. Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent in the Merger that he or she may have.

                  3.5. Acknowledgment. Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Argument.

                  3.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder for his or her own behalf.

         4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Stockholder as follows:

                  4.1. Authority Relative to This Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  4.2. No Conflict. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) requirements of federal and state securities laws and
(ii) requirements arising out of the HSR Act and Exon Florio, (b) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Purchaser, (c) conflict with or violate any law, rule, regulation, order, judgment or decree

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applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (d) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, except in each case to the extent any such breach or default, whether taken singly or in the aggregate, would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

                  4.3. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Stockholder in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

         5.       Covenants of Stockholder.

                  5.1. No Disposition or Encumbrance of Shares; No Acquisition of Shares. (a) Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, Stockholder shall not offer, or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, the Shares now owned or that may hereafter be acquired by Stockholder.

                           (b) Stockholder hereby covenants and agrees that it
shall not, and shall not offer to agree to, acquire any additional shares of Common Stock or options, warrants or other rights to acquire shares of Common Stock, without the prior written consent of Purchaser.

                  5.2. No Solicitation of Transactions. Subject to Section 9.14, Stockholder, in his or her individual capacity, shall not, directly or indirectly, through any agent

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or representative or otherwise, solicit, initiate or participate in, or knowingly encourage, in any way, any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist, facilitate or knowingly encourage any corporation, partnership, person or other entity or group (collectively "Person") (other than Purchaser and any affiliate of Purchaser) with respect to an Alternative Proposal and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Stockholder, in his or her individual capacity, hereby represents that neither he or she nor his or her agents or representatives is now engaged in any discussions or negotiations with any Person (other than Purchaser or Merger Sub) with respect to any of the foregoing and will promptly notify Purchaser if any Person attempts to engage in any such discussions or negotiations with Stockholder.

         6. Voting Agreement; Proxy of Stockholder.

                  6.1. Voting Agreement. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall (a) vote all of the Shares in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement that would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization or liquidation involving the Company or any Subsidiary; (ii) a sale or transfer of a material amount of assets of the Company or any Subsidiary; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by

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Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business.

                  6.2. Irrevocable Proxy. Stockholder agrees that, in the event Stockholder shall fail to comply with the provisions of Section 6.1 hereof as determined by Purchaser in its sole discretion, such failure shall result, without any further action by Stockholder, in the irrevocable appointment of Purchaser as the attorney and proxy of Stockholder pursuant to the provisions of section 212 of the DGCL, during and for the term of this Agreement, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all shares of Common Stock, including the Shares, that Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 6.1 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Stockholder hereby affirms that the irrevocable proxy set forth in Section 6.2 is given to secure performance of the duties of Stockholder under this Agreement. Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Shares that Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of Stockholder's obligations under Section 6.1 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by Stockholder with respect thereto so long as this Agreement remains in effect.

         7. Option Shares. If, after the date hereof, Stockholder exercises any option to purchase Common Stock, the provisions of this Agreement shall be applicable to all of the shares of Common Stock issued upon such exercise (the "Additional Shares") as if such Additional Shares had been issued and outstanding as of the date hereof; provided, however, that the provisions of
Section 1 shall be modified to provide that the Additional Shares shall be tendered no later than the second Business Day following such exercise. Stockholder further agrees that,

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in the event Stockholder does not exercise any or all of Stockholder's options to purchase Common Stock sufficiently in advance of the expiration of the Offer to permit the tender of such Additional Shares issued upon such exercise prior to the expiration of the Offer, Stockholder will not exercise such options, and such options will be acquired by the Company in consideration of a cash payment as set forth in the Merger Agreement.

         8. Termination. This Agreement shall terminate on the earlier of (i) the Termination Date (as hereinafter defined) or (ii) the date on which Merger Sub purchases all of the Shares pursuant to the Offer in accordance with Section
1. For purposes of this Agreement, "Termination Date" means the date on which notice is given, or publication of a press release or other announcement is made, by Purchaser, the Company or Purchaser and the Company, jointly, that it or they, as the case may be, has or have terminated the Merger Agreement in accordance with its terms (which notice or publication will be operative for all purposes of terminating this Agreement, without further action).

         9. Miscellaneous.

                  9.1. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  9.2. Further Assurances. Stockholder and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  9.3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  9.4. Entire Agreement. This Agreement constitutes the entire agreement between Purchaser and Stockholder with respect to the subject matter hereof and

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supersedes all prior agreements and understandings, both written and oral, between Purchaser and Stockholder with respect to the subject matter hereof.

                  9.5. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

                  9.6. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  9.7. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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                  9.9. Notices. Except as otherwise provided herein, any notice required to be given herein shall be sufficient if in writing, and sent by facsimile transmission (with a confirmation copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                           if to Purchaser:

                                    GKN Powder Metallurgy Holdings, Inc.
                                    3300 University Drive
                                    Auburn Mills, Michigan  48326
                                    Attention:   David J. Turner
                                    Facsimile:   (800) 377-1370
                                    Telephone:  (800) 377-1200

                           with a copy to:

                                    Fried, Frank, Harris, Shriver & Jacobson
                                    One New York Plaza
                                    New York, New York  10004-1980
                                    Attention:   Jean E. Hanson, Esq.
                                    Facsimile:   (212) 859-4000
                                    Telephone:  (212) 859-8198

                           if to Stockholder:

                                    c/o Sinter Metals, Inc.
                                    Terminal Tower
                                    50 Public Square, Suite 3200
                                    Cleveland, Ohio  44113
                                    Facsimile:   (216) 344-7631
                                    Telephone:  (216) 771-6700

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              with a copy of all communications to Stockholder to:

                                    Jones, Day, Reavis & Pogue
                                    North Point, 901 Lakeside Avenue
                                    Cleveland, Ohio  47114
                                    Attention:   Christopher M. Kelly, Esq.
                                    Facsimile:   (216) 579-0212
                                    Telephone:  (216) 586-3939

                  9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any principles of choice of law or conflicts of law of such state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York.

                  9.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  9.13. Defined Terms. Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Merger Agreement.

                  9.14. Director and Officer. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder, in his or her capacity as an officer and director of the Company, from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as an officer and director of the Company.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

                                          GKN POWDER METALLURGY
                                             HOLDINGS, INC.

                                          By:
                                              --------------------------------

                                               Name:        David J. Turner
                                               Title:       President

                                          By:
                                              --------------------------------

                                               Name:
                                                     -------------------------

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